Filed pursuant to Rule 424(b)(3)
Registration No. 333-252523

STICKER SUPPLEMENT

TO PROSPECTUS SUPPLEMENT

(To Prospectus dated February 3, 2021)

Up to $25,000,000 of Shares of Common Stock

SunHydrogen, Inc.

This sticker supplement to prospectus supplement supplements our prospectus supplement dated February 4, 2021, to our prospectus dated February 3, 2021. You should read this sticker supplement together with the prospectus supplement and prospectus since the information contained herein supplements the information contained in the prospectus supplement and prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the prospectus supplement and prospectus and must accompany the prospectus supplement and prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

AMENDMENT TO PURCHASE AGREEMENT

Pursuant to our prospectus supplement dated February 4, 2021, to our prospectus dated February 3, 2021, we registered the offering and sale of up to $25,000,000 in shares of our common stock to GHS Investments, LLC (“GHS”), under a purchase agreement entered into on February 4, 2021 (the “Purchase Agreement”).

The shares offered consist of shares of our common stock that we may sell from time to time, at our sole discretion, to GHS in accordance with the Purchase Agreement, subject to the terms and conditions of the Purchase Agreement, as further set forth in the prospectus supplement.

On March 1, 2022, we and GHS entered into an amendment to the Purchase Agreement, to extend the term of the Purchase Agreement to March 31, 2022. No other changes were made to the Purchase Agreement.

The date of this sticker supplement is March 1, 2022.